Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of The Advisory Board Company:

Form	Registration Number	Date Filed

S-8	333-201982	02/09/15
S-3	333-201608	01/20/15
S-8	333-192270	11/12/13
S-8	333-177006	09/26/11
S-8	333-162032	09/21/09
S-8	333-140757	02/16/07
S-3	333-122850	02/16/05
S-3	333-112712	02/11/04
S-3	333-104584	04/16/03
S-8	333-84422	03/18/02

of our reports dated March 4, 2015, with respect to the consolidated financial statements and schedule of The Advisory Board Company and subsidiaries and the effectiveness of internal control over financial reporting of The Advisory Board Company and subsidiaries, included in this Annual Report (Form 10-K) of the Advisory Board Company for the nine months ended December 31, 2014.

/s/ Ernst & Young LLP
Baltimore, Maryland
March 4, 2015